EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
August 5, 2013

USEC Reports Second Quarter 2013 Results

•	Net loss of $40.9 million reflecting Paducah plant transition costs

•	Cash balance of $194.7 million

•	American Centrifuge research, development and demonstration program continues on budget and on schedule, meeting DOE milestones

•	New York Stock Exchange accepts USEC's plan to regain compliance with minimum market capitalization requirement

BETHESDA, Md. - USEC Inc. (NYSE:USU) today reported a net loss of $40.9 million or $8.35 per basic and diluted share for the quarter ended June 30, 2013, compared to a net loss of $92.0 million or $18.78 per basic and diluted share for the second quarter of 2012. For the six-month period ended June 30, 2013, the net loss reported was $42.9 million or $8.76 per basic and diluted share, compared to a $120.8 million net loss or $24.65 per basic and diluted share in the same period of 2012. Per share calculations reflect the 1-for-25 reverse stock split completed on July 1, 2013.
The financial results for the second quarter and first half of 2013 reflect a reduction in separative work unit (SWU) revenue and lower gross profit compared to the same periods of 2012. On May 24, 2013, we announced that we were not able to conclude a deal for the short-term extension of uranium enrichment at the Paducah Gaseous Diffusion Plant (GDP) and began ceasing uranium enrichment at the end of May 2013. We are working on the transition of the Paducah GDP, including preparing facilities for return to the U.S. Department of Energy (DOE) following the termination of enrichment in the second quarter of 2013. These actions resulted in significant charges to cost of goods sold for immediate asset retirement charges for property formerly used in the enrichment process at the Paducah GDP, inventory valuation adjustments, site expenses including lease turnover activities, power contract losses, and accelerated depreciation. Additionally, we recorded special charges related to workforce reductions and advisory costs.
Second quarter 2013 results also include the recognition of $40.7 million of other income from DOE pro-rata cost sharing support for the research, development and demonstration (RD&D) program, offset by increased advanced technology costs.
The June 30, 2013, cash balance was $194.7 million, an increase of $122.8 million during the second quarter and a net decrease of $98.2 million for the six-month period. The decrease in the cash balance compared to December 31, 2012, reflects repayment of an $83.2 million term loan.
“The termination of enrichment resulted in significant non-production related expenses and special charges in the current period,” said John K. Welch, USEC president and chief executive officer. “As we transition the Paducah facilities back to DOE and reduce the level of employment over the coming months, we expect to have additional charges against earnings.
“As we expected, our cash balance improved during the second quarter, and we continue to have adequate liquidity to meet the needs of our operations for at least the next 12 months, assuming renewal or replacement of our revolving credit facility beyond September 30,” Welch said.

USEC's liquidity over the next 12 months is also dependent on the level of American Centrifuge expenditures after the conclusion of the RD&D program.
Revenue
Revenue for the second quarter of 2013 was $284.8 million, a decrease of $69.0 million or 20 percent compared to the same quarter of 2012. Revenue from the sale of SWU for the quarter was $267.4 million compared to $347.2 million in the same period last year. The volume of SWU sales declined 27 percent in the quarter and 40 percent in the six-month period reflecting the variability in timing of utility customer orders and the expected decline in SWU deliveries in 2013 compared to 2012. The average price billed to customers for sales of SWU increased 5 percent in both the quarter and six-month periods, reflecting the particular contracts under which SWU were sold. Revenue from the sale of uranium was $13.9 million in the second quarter of 2013 compared with $3.6 million in the same period of 2012, reflecting the timing of uranium sales. Revenue from the contract services segment was $3.5 million in the second quarter of 2013 compared to $3.0 million in the same period of 2012. USEC sold its NAC International subsidiary in March 2013; revenue and costs for NAC in both the 2012 and 2013 six-month periods are included in discontinued operations.
In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until the low enriched uranium (LEU) is physically delivered. At June 30, 2013, deferred revenue totaled $143.3 million compared to $123.1 million at December 31, 2012. The gross profit associated with deferred revenue as of June 30, 2013, was $24.6 million.
Cost of Sales and Gross Profit Margin
As we began to cease enrichment at the Paducah GDP following completion of the one-year, multi-party depleted uranium enrichment program in May 2013, we incurred $70.0 million of non-production expenses in the quarter that have been charged directly to cost of sales. These include immediate asset retirement charges for property formerly used in the enrichment process at the Paducah GDP, inventory valuation adjustments, site expenses including lease turnover activities, power contract losses, and accelerated depreciation.
Excluding the non-production expenses, cost of sales for the quarter ended June 30, 2013, for SWU and uranium was $258.2 million, a decrease of $78.9 million or 23 percent, compared to the corresponding period in 2012 due to lower SWU sales volume, partially offset by higher uranium sales in the current period. Cost of sales per SWU was unchanged in the quarter compared to the second quarter of 2012. Cost of sales for SWU, excluding non-production expenses, reflects monthly moving average inventory costs based on production and purchase costs.
Cost of sales for the LEU segment declined $209.6 million in the six-month period ended June 30, 2013, compared to the corresponding period in 2012 due to lower SWU sales volumes partially offset by higher non-production expenses of $69.1 million, higher SWU unit costs and higher uranium sales in the current periods. Cost of sales per SWU, excluding non-production expenses, was 3 percent higher in the six months ended June 30, 2013, compared to the corresponding period of 2012.
Production costs declined $73.8 million, or 37 percent, in the second quarter and $111.7 million or 26 percent in the six-month period compared to the same periods in 2012 as production volume declined 34 percent and 23 percent in the respective periods. Production in both the three- and six-month periods of 2013 consisted of enrichment of depleted uranium under the one-year multi-party arrangement with Energy Northwest, the Bonneville Power Administration, the Tennessee Valley Authority (TVA) and

DOE. This program was completed in May 2013 and then a small quantity of LEU was produced in June 2013 as we ceased enrichment at the Paducah GDP. Unit production costs declined 5 percent in the three and six month periods ended June 30, 2013, compared to the corresponding periods in 2012. The average cost per megawatt hour declined 5 percent in the three- and six-month periods, reflecting lower unit power costs commencing in June 2012 under the amended TVA power contract.
We historically have purchased approximately 5.5 million SWU per year under the Megatons to Megawatts program, which will conclude at the end of 2013. We have also entered into a 10-year Russian Supply Agreement under which we began taking deliveries in the second quarter of 2013. Purchase costs for the SWU component of LEU from Russia increased $36.2 million in the six months ended June 30, 2013, compared to the corresponding period in 2012 due to a 3 percent increase in the purchase cost per SWU under the Megatons to Megawatts program and due to the commencement of purchases under the new Russian Supply Agreement.
The gross profit for the second quarter was a loss of $46.9 million, a decrease of $57.1 million over the same period in 2012, reflecting the additional non-production costs in the LEU segment. In the six-month period, the loss was $33.6 million, a decrease of $80.5 million from the same period in 2012. The margin for the second quarter of 2013 was (16.5) percent compared to 2.9 percent in the second quarter of 2012, and (5.6) percent in the six months ended June 30, 2013 compared to 5.2 percent in the corresponding period in 2012.
Advanced Technology, Special Charges, Other Income and Interest
Advanced technology costs decreased $39.2 million in the three months and $16.6 million in the six months ended June 30, 2013, compared to the corresponding period in 2012, reflecting an expense in the second quarter of 2012 of $44.6 million related to the title transfer of previously capitalized American Centrifuge machinery and equipment to DOE as provided in the cooperative agreement entered into with DOE for the RD&D program. All American Centrifuge project costs in both years were expensed.
Selling, general and administrative expenses for the six-month period ended June 30, 2013, were $24.8 million, a decrease of $2.0 million over the same period in 2012, reflecting decreases in salary expense due to corporate workforce reductions and decreases in other compensation expenses.
We incurred special charges for workforce reductions and advisory costs totaling $3.7 million in the second quarter of 2013.
Following the cessation of enrichment at the Paducah GDP, we expect that an initial workforce reduction of approximately 160 employees will be substantially completed by August 19, 2013. We accrued a charge associated with the workforce reduction of these employees of $2.1 million in the second quarter of 2013 for estimated one-time termination benefits consisting of severance payments. Please see the discussion on the Paducah GDP transition below.
In early 2012, we initiated an internal review of our organizational structure and engaged a management consulting firm to support this review. We are also engaged with our advisors and certain stakeholders on alternatives for a possible restructuring of our balance sheet. Costs for these advisors totaled $2.3 million and $4.7 million in the three months and six months ended June 30, 2013, compared to $1.5 million and $6.0 million in the corresponding periods of 2012.
Effective August 5, 2013, accrued benefits for active employees who are not covered by a collective bargaining agreement have been frozen under the defined benefit pension plans. The retirement benefit will be fixed and will no longer increase based on service or earnings. The freeze of the defined benefit pension plans is part of the internal organizational structure review effort. We are currently in discussions with the leadership of the two local unions that represent approximately one-half of the employees at the Paducah plant regarding the implementation of these changes for their members.

DOE and USEC provide pro-rata cost sharing support for continued American Centrifuge activities under our June 2012 cooperative agreement, as amended. DOE's pro-rata share of 80 percent of qualifying American Centrifuge expenditures, or $40.7 million in the three months and $88.3 million in the six months ended June 30, 2013, is recognized as other income.
Interest expense declined $3.4 million in the three months and $2.8 million in the six months ended June 30, 2013, compared to the corresponding periods in 2012, primarily as a result of repaying the term loan in connection with the March 2013 amendment to the credit facility.
Cash Flow
At June 30, 2013, USEC had a cash balance of $194.7 million compared to $71.9 million at March 31, 2013, and $292.9 million at December 31, 2012. Cash flow used by operations in the first six months of 2013 was $48.8 million, compared to cash flow provided by operations of $162.1 million in the previous year's period. Payment of the Russian Contract payables balance of $32.5 million, due to the timing of deliveries, was a use of cash flow in the six months ended June 30, 2013, partially offset with decreases in our net inventory balances primarily from the timing of sales. The net loss of $42.9 million in the six-month period, net of non-cash charges including depreciation and amortization, was a use of cash flow.
Cash proceeds on the sale of NAC of $43.2 million were received in the six months ended June 30, 2013. Cash collateral deposits of $43.8 million were returned to us in the six months ended June 30, 2012, following the transfer of quantities of our depleted uranium to DOE in exchange for the SWU component of LEU under a March 2012 agreement with DOE.
Paducah GDP Transition
On May 24, 2013, we announced that we were not able to conclude a deal for the short-term extension of uranium enrichment at the Paducah GDP and began ceasing uranium enrichment at the end of May 2013. We are working on the transition of the Paducah GDP following the termination of enrichment in the second quarter of 2013. Depending on the finalization of a transition plan with DOE, we could expect to incur significant costs in connection with ceasing enrichment at Paducah. For example, delays in the de-lease schedule, delays in the packaging and transfer to other locations of the inventories held by us, additional lease turnover activities, additional costs for waste removal, and other costs could be greater than anticipated. These costs could place significant demands on our liquidity, and we are evaluating alternatives to manage these potential costs.  We are also seeking to manage the impacts of the Paducah transition on our existing business.
In addition, we have no assurance that DOE would accept the areas of the Paducah GDP that we wish to de-lease on a schedule that would be cost efficient. Under the terms of the lease, we can terminate the lease prior to June 2016 upon two years' notice. Also, as our needs change, we can de-lease portions of the property under lease upon 60 days' notice with DOE's consent, which cannot be unreasonably withheld. On August 1, 2013, we provided notice to DOE that we have exercised our rights to terminate the lease with respect to the Paducah GDP. We anticipate being able to complete the return of the leased premises and to terminate the GDP lease as early as July 2014.  If we and DOE are unable to agree on a schedule for termination prior to two years, we plan to retain a small portion of the leased premises until August 1, 2015, at which time the Paducah GDP lease will terminate and any remaining portion of the leased premises will be returned to DOE.  In such an event, during this period we plan to return portions of the leased premises no longer required to meet our business needs. However, limitations on available funding to DOE in light of federal budget restraints and spending cuts could limit DOE's willingness to accept the return of areas that we wish to de-lease on a timely basis. Disputes could also arise regarding the requirements of the lease and responsibility for associated turnover costs.
As of June 30, 2013, we have accrued current liabilities for lease turnover costs related to the Paducah GDP of $43.8 million. Lease turnover costs are costs incurred in returning the GDP to DOE in accordance with the lease, including removing nuclear material as required and removing USEC-generated waste.
The Paducah GDP has operated for more than 60 years. Environmental liabilities associated with plant operations by agencies of the U.S. government prior to USEC's privatization on July 28, 1998, are the responsibility of the U.S. government. The USEC Privatization Act and the lease for the plant provide that DOE remains responsible for decontamination and decommissioning of the Paducah site.
On May 31, 2013, USEC notified its Paducah employees of potential layoffs beginning in August 2013. The notifications were provided under the Worker Adjustment and Retraining Notification Act (WARN Act), a federal statute that requires an employer to provide advance notice to its employees of potential layoffs in certain circumstances. We expect that an initial workforce reduction of approximately 160 employees will be substantially completed by August 19, 2013. We currently estimate that we could incur employee related severance costs of approximately $2.1 million to $7.5 million for the expected initial layoff in August depending on the seniority of the workers and the final number of employees severed. As such, we accrued a special charge associated with the workforce reduction of approximately 160 employees of $2.1 million in the three months ended June 30, 2013, for estimated one-time termination benefits consisting of severance payments.
Additional layoffs may occur in stages during 2013 and/or 2014 depending on business needs to manage inventory, fulfill customer orders, meet regulatory requirements and transition the site back to DOE in a safe and orderly manner. USEC currently estimates that it could incur total employee related severance costs of approximately $25 million to $30 million for all Paducah GDP workers, including the $2.1 million special charge for the 160 employees described above, in the event of a full termination of activities at the site without a transfer of employees to another employer, depending on the timing of severances, if incurred. DOE would owe a portion of this amount estimated to be up to $6 million.
2013 Outlook Update

Due to the uncertainties inherent in USEC's period of transition from enrichment at the Paducah plant, the end of the Megatons to Megawatts program and the incremental nature of funding for the RD&D program, we are limiting our guidance for USEC's financial results and operating metrics for 2013. We expect the average SWU price billed to customers in 2013 to increase by 5 percent but deliveries to be approximately 35 percent lower than in 2012, resulting in total revenue of approximately $1.25 billion.
We are in the midst of an RD&D program that has an 80 percent DOE and 20 percent USEC cost share. Federal funding for the program has been incremental and subject to Congressional action. As noted earlier, DOE provided additional obligated funding of $29.9 million on July 24, 2013, bringing total government obligated funding to $227.7 million, which is expected to fund the RD&D program through

September 30, 2013. DOE's remaining cost share of up to $52.3 million to fund the program for the last three months of the calendar year is conditioned upon USEC continuing to meet all milestones and deliverables on schedule, USEC continuing to demonstrate to DOE's satisfaction its ability to meet future milestones, and the availability of appropriations or other sources of consideration.
USEC has announced that layoffs will begin at the Paducah plant in August and additional employment reductions could come later in the year. This could result in special charges for termination-related benefits. Also below the gross profit line, we expect selling, general and administrative expenses of less than $50 million for 2013.
Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively.  Variations from our expectations could cause substantial differences between our guidance and ultimate results.  Among the factors that could affect our results are:

•	The timing and amount of potential severance costs, pension and postretirement benefit costs and other costs related to the transition of the Paducah GDP;

•	The timing of recognition of previously deferred revenue;

•	Movement and timing of customer orders; and

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers.

New York Stock Exchange Listing Standards Notices
On July 1, 2013, USEC effectuated a reverse stock split in order to regain compliance with the New York Stock Exchange (NYSE) continued listing criteria related to minimum share price. This action resulted in USEC's closing share price exceeding $1.00 per share, and the condition will be deemed cured if the average closing price remains above the level for at least the following 30 trading days. The NYSE listing requirements require that a company's common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period. On May 8, 2012, USEC had received notice from the NYSE that the average closing price of its common stock was below the NYSE's continued listing criteria relating to minimum share price.
On August 1, 2013, the NYSE accepted USEC's plan to regain compliance with the NYSE's minimum market capitalization requirement. On April 30, 2013, USEC had received notice from the NYSE that the decline in USEC's total market capitalization has caused it to be out of compliance the NYSE's continued listing standards related to minimum market capitalization. The NYSE listing requirements require that a company maintain an average market capitalization of not less than $50 million over a consecutive 30 trading-day period where the company's total stockholders' equity is less than $50 million. USEC's common stock will continue to be listed on the NYSE during an 18-month cure period, subject to the compliance with other NYSE continued listing standards and continued periodic review by the NYSE of USEC's progress with respect to its plan. USEC's plan outlines initiatives USEC must execute by quarter. These initiatives include the successful completion of American Centrifuge plant development milestones, as well as the successful execution of the Company's Russian supply agreement and the Company's potential balance sheet restructuring.  The NYSE has notified us that if USEC does not achieve these financial and operational goals, the Company will be subject to NYSE trading suspension at the point the initiative or goal is not met.
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USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
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Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding the economics of and continued funding for the American Centrifuge project and the potential for a demobilization or termination of the project; the impact of a potential de-listing of our common stock on the NYSE, including the potential for the holders of our convertible notes to require the Company to repurchase their notes in the event of a de-listing; the impact of a potential balance sheet restructuring on the holders of our common stock and convertible notes; risks related to the need to restructure the investments by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”); risks related to the underfunding of our defined benefit pension plans and the impact of the potential requirement for us to place an amount in escrow or purchase a bond with respect to such underfunding; the impact of uncertainty regarding our ability to continue as a going concern on our liquidity and prospects; our ability to reach an agreement with the U.S. Department of Energy (“DOE”) regarding the transition of the Paducah gaseous diffusion plant and uncertainties regarding the transition costs and other impacts of USEC ceasing enrichment at the Paducah gaseous diffusion plant and returning the plant to DOE; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;  the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); the impact of enrichment market conditions, increased project costs and other factors on the economics of the American Centrifuge project and our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding the timing, amount and availability of additional funding for the research, development and demonstration (“RD&D”) program and the dependency of government funding on Congressional appropriations; restrictions in our credit facility on our spending on the American Centrifuge project;  limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof and the potential for a demobilization or termination of the project if financing or additional government support is not in place at the end of the RD&D program; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; our ability to extend, renew or replace our credit facility that matures on September 30, 2013; risks related to our inability to repay our convertible notes at maturity in October 2014; restrictions in our credit facility that may impact our operating and financial flexibility; our dependence on deliveries of LEU from Russia under a commercial agreement (the “Russian Contract”) with a Russian government entity known as Techsnabexport (“TENEX”) that expires in 2013 and under a new commercial supply agreement with Russia (the “Russian Supply Agreement”) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; risks related to our ability to sell our fixed purchase obligations under the Russian Supply Agreement; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by USEC under the Contracts Dispute Act for payment of breach-of-contract amounts; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue;  and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange

Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 (“10-K”). Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.We do not undertake to update our forward-looking statements except as required by law.
Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Separative work units	$267.4	$347.2	$557.6	$885.1
Uranium	13.9	3.6	41.5	3.6
Contract services	3.5	3.0	6.1	7.1
Total Revenue	284.8	353.8	605.2	895.8
Cost of Sales:
Separative work units and uranium	328.2	340.4	632.0	841.6
Contract services	3.5	3.2	6.8	7.3
Total Cost of Sales	331.7	343.6	638.8	848.9
Gross profit (loss)	(46.9)	10.2	(33.6)	46.9
Advanced technology costs	46.2	85.4	105.5	122.1
Selling, general and administrative	11.9	13.2	24.8	26.8
Special charges for workforce reductions and advisory costs	3.7	3.2	6.1	9.6
Other (income)	(40.7)	(10.0)	(88.3)	(10.0)
Operating (loss)	(68.0)	(81.6)	(81.7)	(101.6)
Interest expense	9.3	12.7	22.6	25.4
Interest (income)	(0.1)	(0.1)	(0.4)	(0.2)
(Loss) from continuing operations before income taxes	(77.2)	(94.2)	(103.9)	(126.8)
Provision (benefit) for income taxes	(36.3)	(2.1)	(39.3)	(5.4)
Net (loss) from continuing operations	(40.9)	(92.1)	(64.6)	(121.4)
Net income from discontinued operations	—	0.1	21.7	0.6
Net (loss)	$(40.9)	$(92.0)	$(42.9)	$(120.8)

Net income (loss) per share:
Net (loss) from continuing operations per share – basic and diluted	$(8.35)	$(18.80)	$(13.18)	$(24.78)
Net (loss) per share – basic and diluted	$(8.35)	$(18.78)	$(8.76)	$(24.65)
Weighted-average number of shares outstanding – basic and diluted	4.9	4.9	4.9	4.9

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(millions)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$194.7	$292.9
Restricted cash	3.3	—
Accounts receivable, net	140.9	134.8
Inventories	959.9	1,593.2
Deferred costs associated with deferred revenue	118.7	116.8
Other current assets	18.5	19.2
Total Current Assets	1,436.0	2,156.9
Property, Plant and Equipment, net	18.4	51.0
Other Long-Term Assets
Deposits for surety bonds	29.4	22.3
Goodwill	—	6.8
Other assets	28.4	29.4
Total Other Long-Term Assets	57.8	58.5
Total Assets	$1,512.2	$2,266.4

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$154.3	$145.8
Payables under Russian Contract	177.3	209.8
Inventories owed to customers and suppliers	350.6	950.0
Deferred revenue and advances from customers	165.0	125.5
Credit facility term loan	—	83.2
Convertible preferred stock	107.0	100.5
Total Current Liabilities	954.2	1,614.8
Long-Term Debt	530.0	530.0
Other Long-Term Liabilities
Postretirement health and life benefit obligations	212.6	207.2
Pension benefit liabilities	180.3	321.7
Other liabilities	54.3	65.6
Total Other Long-Term Liabilities	447.2	594.5
Stockholders’ Equity (Deficit)	(419.2)	(472.9)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,512.2	$2,266.4

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(millions)

	Six Months Ended June 30,
	2013	2012
Cash Flows from Operating Activities
Net (loss)	$(42.9)	$(120.8)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16.4	19.5
Transfer of machinery and equipment to U.S. Department of Energy	—	44.6
Deferred income taxes	—	(4.6)
Other non-cash income on release of disposal obligation	—	(10.0)
Convertible preferred stock dividends payable-in-kind	6.5	5.8
Gain on sale of subsidiary	(35.6)	—
Non-cash transition charges	31.0	—
Changes in operating assets and liabilities:
Accounts receivable – (increase)	(6.1)	(11.4)
Inventories, net – decrease	24.0	340.3
Payables under Russian Contract – (decrease)	(32.5)	(65.2)
Deferred revenue, net of deferred costs – increase	37.6	27.1
Accounts payable and other liabilities – increase (decrease)	(44.3)	3.6
Accrued depleted uranium disposition – increase (decrease)	0.4	(73.5)
Other, net	(3.3)	6.7
Net Cash Provided by (Used in) Operating Activities	(48.8)	162.1

Cash Flows Provided by Investing Activities
Capital expenditures	—	(4.1)
Deposits for surety bonds - net (increase) decrease	(7.1)	43.8
Proceeds from sale of subsidiary	43.2	—
Net Cash Provided by Investing Activities	36.1	39.7

Cash Flows Used in Financing Activities
Borrowings under revolving credit facility	—	123.6
Repayments under revolving credit facility	—	(123.6)
Repayment of credit facility term loan	(83.2)	—
Payments for deferred financing costs	(2.1)	(9.8)
Common stock issued (purchased), net	(0.2)	(0.6)
Net Cash (Used in) Financing Activities	(85.5)	(10.4)
Net Increase (Decrease)	(98.2)	191.4
Cash and Cash Equivalents at Beginning of Period	292.9	37.6
Cash and Cash Equivalents at End of Period	$194.7	$229.0
Supplemental Cash Flow Information:
Interest paid	$11.8	$13.2
Income taxes paid, net of refunds	0.4	0.5